EXHIBIT 3.5

                            AMENDMENTS TO THE BYLAWS
                         OF NOCOPI TECHNOLOGIES, INC. AS
               APPROVED BY THE BOARD OF DIRECTORS ON JUNE 24, 1999


     1. Article II, Section 1 is amended to delete the first sentence thereof and replace it with the following:

     The Annual Meeting of the Stockholders of the Corporation for the election of directors etc. shall be held at such time on such date as the Board of Directors shall determine from time to time.

     2. Article III, Section 5 is amended to delete the second sentence thereof and replace it with the following:

     Special Meetings of the Board of Directors may be called by the Chairman of the Board or the Secretary upon written request of two directors.

     3. Article IV, Section 1 is amended by adding "Chairman of the Board" before the word President in the first sentence thereof.

     4. Article IV, Section III is amended by adding after the word Follows in the first sentence:

                              Chairman of the Board

     The Chairman of the Board shall, when present, preside at all meetings of the directors and stockholders. He shall perform such Other duties as the Board of Directors shall determine.

     5. Article IV, Section III is amended to delete the first sentence thereof.